UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022

Premier Financial Corp.

(Exact name of Registrant as Specified in Its Charter)

Ohio	0-26850	34-1803915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Clinton Street
Defiance, Ohio		43512
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 419 785-8700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	PFC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2022, Premier Bank (the “Company”), the wholly-owned subsidiary of Premier Financial Corp., entered into a Severance and Change in Control Protection Agreement (the “Agreement”) with Varun Chandhok, Executive Vice President, Chief Information and Operations Officer of the Company. The initial term of the Agreement begins April 1, 2022 and expires April 1, 2023. The Agreement automatically renews for successive twelve-month periods unless a notice of non-renewal is given not less than 90 days prior to the end of the expiring term. The term of the Agreement will automatically continue for a period of 12 months following a change in control and any subsequent renewal terms will commence on the anniversary of the change in control.

Under the Agreement, in the event of his involuntary termination by the Company without cause and not in connection with a change in control or Mr. Chandhok’s death or disability, Mr. Chandhok will receive severance benefits of (1) salary continuation for a period of 12 months following termination, (2) a lump sum payment equal to the target award payable to him under the Company’s Executive Short Term Incentive Plan for the year in which the termination occurs, (3) a lump sum payment equal to the award payable under the Executive Short Term Incentive Plan for the year in which the termination occurs, pro-rated based on the number of full or partial months of the calendar year in which the termination occurs, payable in accordance with the terms of the Executive Short Term Incentive Plan, including the satisfaction of any applicable performance goals, at the time awards are paid under the plan to all participants, and (4) outplacement services. In addition, subject to his election of continuation coverage in accordance with COBRA, the Company will pay the full amount of Mr. Chandhok’s premiums for continued healthcare coverage for a period equal to the lesser of (1) 18 months, or (2) until Mr. Chandhok becomes eligible for group health coverage from another employer.

If Mr. Chandhok’s employment is terminated by the Company without cause within the six months prior to or within the 12 months after a change in control or if Mr. Chandhok terminates his employment for “good reason” within 12 months after a change in control, but excluding a termination due to Mr. Chandhok’s death or disability, Mr. Chandhok will receive severance benefits of (1) salary continuation for a period of 18 months following termination, (2) a lump sum payment equal to one and a half times the target award payable to him under the Company’s Executive Short Term Incentive Plan for the year in which the termination occurs, (3) a lump sum payment equal to one and a half times the award payable under the Executive Short Term Incentive Plan for the year in which the termination occurs, pro-rated based on the number of full or partial months of the calendar year in which the termination occurs, payable in accordance with the terms of the Executive Short Term Incentive Plan, including the satisfaction of any applicable performance goals, at the time awards are paid under the plan to all participants. Mr. Chandhok will also receive the outplacement services and continued healthcare coverage premiums described above.

In the event of the termination of Mr. Chandhok’s employment due to his death or disability, Mr. Chandhok (or his estate) will receive a lump sum payment equal to one and a half times the award payable under the Executive Short Term Incentive Plan for the year in which the termination occurs, pro-rated based on the number of full or partial months of the calendar year in which the termination occurs, payable in accordance with the terms of the Executive Short Term Incentive Plan, including the satisfaction of any applicable performance goals, at the time awards are paid under the plan to all participants. In the event of a termination due to disability and subject to the election of continuation coverage in accordance with COBRA, the Company will pay the full amount of premiums for continued healthcare coverage for a period equal to the lesser of (1) 18 months, or (2) until Mr. Chandhok becomes eligible for group health coverage from another employer. In the event of Mr. Chandhok’s death and subject to the election of continuation coverage in accordance with COBRA, the Company will pay an amount equal to the sum total of the premiums for eighteen (18) months of such coverage in a lump sum payment to his surviving spouse or other COBRA-eligible beneficiaries.

Receipt of any benefits under the Agreement is subject to the execution and non-revocation of a release of claims by Mr. Chandhok. The Agreement includes a provision that requires that any payments under the Agreement be reduced as necessary to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code or the loss of the deduction under Section 280G of the Internal Revenue Code. The Agreement also imposes certain restrictive covenants on Mr. Chandhok including but not limited to non-competition (during and for a period of six months following employment) and non-solicitation (during and for a period of 12 months following employment).

The above represents a summary only and is subject to, and qualified in its entirety by, the Severance and Change in Control Protection Agreement attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.01 Severance and Change in Control Protection Agreement with Varun Chandhok (April 1, 2022)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Premier Financial Corp.

Date:	May 18, 2022	By:	/s/ Gary M. Small
Gary M. Small, Chief Executive Officer